Exhibit 99.2

1Q CONFERENCE CALL SCRIPT

APRIL 22, 2003

JKM COMMENTS

Good morning and welcome to Chesapeake Corporation's first quarter conference call. I'm Joel Mostrom, vice president and treasurer, and joining me today are Tom Johnson, chairman and chief executive officer and Andy Kohut, our chief financial officer.

Tom will begin with comments regarding the overall results of the quarter. Andy will then provide a few more details for the quarter, and Tom will conclude with some comments on our outlook for the remainder of 2003. After that, we will be available for questions.

Before we get started, I want to advise all participants that this call is being recorded by Chesapeake Corporation and is copyrighted material. It cannot be recorded or rebroadcast without Chesapeake's express permission. Furthermore, the comments on this call may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act. The accuracy of such forward-looking statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements. Certain of those risks, uncertainties and assumptions are set forth in the summary of this conference call, which will be posted on the Company's web site at the conclusion of this call.

Now I will turn the call over to Tom.

THJ COMMENTS

Good morning everyone. Earlier today we reported first quarter net income of $2.7 million, or $0.18 per share. This compares to a net loss of $0.02 per share, for the same period last year.

First quarter sales of $217 million were up 19% over the same period last year and EBIT of $15.3 million was up 33% over last year. Sales and earnings were up in all business segments and we are pleased with the first quarter results and the good start to the year. But let me remind you, that Quarter 1 and Quarter 2 are typically our seasonal low quarters of the year, so it is generally difficult to extrapolate sales or earnings for the full year based on the early results.

While global economic conditions continue to create a competitive and uncertain business environment, we believe we are seeing the benefits of our focus on value added market sectors and our leading market position across Europe.

Within the paperboard packaging segment, sales were up in the pharmaceutical, tobacco and luxury packaging sectors. Generally, volumes are holding up well throughout the paperboard segment, though there are some increasing signs of weakness in Benelux where demand seems to be affected by slower economic activity in mainland Europe. Price pressure continues across all sectors with the greatest pressure in food and household. However, we are encouraged that last year's plant rationalizations and cost saving efforts in our food and household and premium branded sectors have improved our cost position in these businesses. Realizing the benefits of this cost improvement program will be key to our future performance in these sectors.

Looking at overall demand, our three largest market sectors, pharma-healthcare, premium branded and tobacco, tend to have steady demand across a wide range of global economic activity. In addition, sales in the French luxury goods market increased in the first quarter of 2003 compared to the first quarter of 2002, and the company has recently secured several new customers in this market.

The plastic packaging segment continues to perform well and is extending the nice recovery of 2002 into 2003. Sales in all sectors of this business segment are generally on plan; however raw material prices have recently increased. Every effort is being made to manage the material price increase and maintain margins in this segment.

The land development group had a solid quarter and continues a very efficient process of liquidating its remaining land holdings. The first quarter results continue to reflect a good real estate market; one that we believe will continue for the balance of 2003.

Now, let me turn it over to Andy for a few more details on the quarter.

AJK COMMENTS

Thanks Tom, and good morning.

Net income for the first quarter of 2003 was $2.7 million, or $0.18 per share, compared with a net loss of $0.3 million, or $0.02 per share, for the first quarter of 2002. EBIT for the first quarter of 2003 was $15.3 million compared to $11.5 million for the first quarter of 2002. Changes in currency translation rates have had a favorable impact on our earnings. Excluding the impact of changes in currency translation rates, EBIT for the first quarter of 2003 was $13.2 million.

Now I'd like to review segment performance starting with our largest business segment -- Paperboard Packaging.

First quarter sales of $182.5 million were up 18% compared to sales for the first quarter of last year. Approximately 89% of that increase was due to changes in currency translation rates. The remaining increase was primarily due to increased sales volumes in the pharmaceutical, tobacco and luxury packaging sectors, partially offset by a planned decrease in sales volume associated with a 2002 plant closure in the food and household sector. The plant closure should allow us to be more proactive in selecting a higher margin mix of food and household sales.

The Paperboard Packaging segment's EBIT for the first quarter was $12.4 million, compared to $11.5 million in the first quarter of 2002. Excluding the impact of changes in currency translation rates, Paperboard's EBIT for the first quarter of 2003 was $10.9 million. The first quarter of 2003 included a gain of about $0.6 million on the sale of the Congleton plant site that was closed last year. This gain was offset by approximately $1.7 million in severance and facility rationalization costs incurred primarily for the food and household and premium branded market sectors. Additionally, EBIT for the first quarter for paperboard reflected improved gross margins in nearly all market sectors and our premium branded and luxury packaging sectors have rebounded nicely.

The Plastic Packaging segment's first quarter sales of $30.7 million were up about 22% from last year's first quarter sales. EBIT for the Plastic Packaging segment increased to $3.0 million in the first quarter of 2003, compared to $2.3 million in the first quarter of 2002. Excluding the impact of changes in currency translation rates, both net sales and EBIT for the first quarter of 2003 were essentially flat compared to the first quarter of 2002. The trading environment has been challenging during the first quarter of 2003 primarily as a result of higher resin prices, but we have been successful so far in managing through the change.

Our land business had increased sales activity in the first quarter of 2003 and reported EBIT of $3.6 million, compared to EBIT of $1.1 million in the first quarter of last year. We expect that the liquidation of our land holdings will be substantially complete in the next 9 to 15 months.

Corporate Headquarters expenses in the first quarter were up $0.3 million compared to the first quarter of 2002. Increases in pension and insurance costs, which were expected, were partially offset by reduced legal costs.

Net interest expense for the first quarter of 2003 was $11.8 million, compared to $11.9 million in the first quarter of 2002. As we have mentioned before, we consciously have local currency denominated debt on our balance sheet that serves as a partial natural hedge against currency fluctuations. When we compare the first quarter of 2003 to the first quarter of 2002 the change in currency translation rates caused interest expense to increase by $0.9 million.

Net debt at the end of the first quarter stood at about $468 million, down about $7 million over the balance at year end. Excluding the impact of changes in currency translation rates, net debt decreased approximately $2 million, primarily as a result of income tax refunds received in the first quarter of 2003.

Capital spending for the first quarter of 2003 was about $16 million, slightly higher than depreciation of $13 million, primarily as a result of capital spending on the two new plant sites in Germany. Generating free cash flow is one of our top priorities for 2003, and we will continue to monitor and judiciously allocate capital in order to meet this objective.

Now, back to Tom for some closing remarks.

THJ COMMENTS

Thanks, Andy. Before we get to your questions I would like to conclude today's remarks with a few comments on our outlook for 2003.

Given the current geopolitical and economic uncertainties, we are cautiously optimistic as we look ahead to the remainder of 2003. We have had a good start to the year with our first quarter results and clearly hope to build on that momentum as we go forward. As I mentioned earlier, while we are seeing some pockets of weakness in market demand, we are comfortable with the overall resiliency of the market sectors we are focused on. The strength of our market sectors, combined with the benefits from our plant consolidations and cost improvement efforts of 2002, should enable us to deliver solid financial results. Even with the strong start to the year, we are not changing our guidance for the full year at this time. Thus, as we communicated on our prior conference call of January 28, 2003, we continue to expect that:

  Earnings per share will be in the range of $1.15 to $1.45
  An operating earnings improvement of 8% - 12% in our paperboard and plastics segments, will be realized, and
  Free cash flow will be in the range of $35 - $45 million.

Now at this time we would be happy to take your questions.

JKM CLOSE

I'd like to remind everyone today's call will be available for replay on our website, www.cskcorp.com or can be accessed by calling 888-203-1112 or 719-457-0820 (code 532460).

This concludes today's call. Thank you for participating.